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As filed with the Securities and Exchange Commission on June 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST REGIONAL BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-3582843 (IRS Employer Identification No.)
1801 Century Park East Los Angeles, California 90067 (310) 552-1776 (Address of principal executive offices) (Zip Code)

FIRST REGIONAL BANK 401(k) PLAN
(Full title of the Plan)

Thomas E. McCullough
Corporate Secretary, First Regional Bancorp
and Executive Vice President and
Chief Operating Officer, First Regional Bank
1801 Century Park East
Los Angeles, California 90067
(310) 552-1776
(Name and address of agent for service)
(Telephone Number, including area code, of agent for service)

Copies to:
Steven J. Sweeney, Esq. General Counsel 1801 Century Park East Los Angeles, California 90067 (310) 552-1776	Kirk F. Maldonado, Esq. Sherman & Howard L.L.C. 633 Seventeenth Street Suite 3000 Denver, Colorado 80202-3624 (303) 299-8192

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock	350,000 shares	$30.00	$10,500,000	$1,331

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the First Regional Bank 401(k) Plan.

(2)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the First Regional Bank 401(k) Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(3)
Calculated solely for purposes of determining the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low reported sales prices for the Registrant's Common Stock on June 23, 2004, as reported by the Nasdaq National Market.

(4)
Fee calculated based on $126.70 per $1,000,000 of the estimated maximum aggregate offering price of the common stock, as determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #7 for Fiscal Year 2004 (Release 2004-10) of the Securities and Exchange Commission. Fee paid herewith.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        First Regional Bancorp ("Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission ("SEC"):

  a)
  The Plan's latest Annual Report on Form 11-K for its fiscal year ended December 31, 2003 filed with the SEC on June 28, 2004.

  b)
  The description of the Company's Common Stock which is contained under the heading "Description of First Regional Common Stock" in Pre-Effective Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-114507) filed with the SEC on June 4, 2004.

  c)
  The Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004 filed with the SEC on May 14, 2004.

  d)
  The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2003 filed with the SEC on March 8, 2004.

        All reports and definitive proxy or information statements filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        First Regional Bancorp is a California corporation. Section 317 of the California Corporations Code, set forth below, provides for the indemnification of agents of the corporation. Directors, officers and employees of First Regional are included as agents.

        "Section 317. Indemnification of Corporate "Agent."

          (a)   For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expense" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

          (b)   A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

          (c)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under this subdivision for any of the following:

            (1)   In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

            (2)   Of amounts paid in settling or otherwise disposing of a pending action without court approval.

            (3)   Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

          (d)   To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          (e)   Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

            (1)   A majority vote of quorum consisting of directors who are not parties to such proceeding.

            (2)   If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

            (3)   Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

            (4)   The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

          (f)    Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay the amount unless it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of 315 do not apply to advances made pursuant to this subdivision.

          (g)   The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitation required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder all continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

          (h)   No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

            (1)   That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

            (2)   That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          (i)    A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against the liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction or organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

          (j)    This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207."

        Section 3.14 of the Registrant's bylaws provide for indemnification of agents of the Registrant upon terms which are substantially similar to those of Section 317, above. In addition, each of the directors and officers of First Regional Bancorp have entered into indemnity agreements with First Regional Bancorp and its subsidiary, First Regional Bank, in conformity with the bylaw provision noted above.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to the section entitled "Description of First Regional Common Stock" in Pre-Effective Amendment No. 1 to the Registrant's registration statement on Form S-3 (File No. 333-114507) filed with the SEC on June 4, 2004, which section is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.
5	Favorable ruling by the Internal Revenue Service regarding the plan document.
23	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney. Reference is made to page II-9 of this Registration Statement, which power of attorney is incorporated herein by reference.

Item 9. Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 401(k) Plan, Non-Qualified Deferred Compensation Plan and 1996 Stock Option/Stock Issuance Plan.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California on this 28th day of June 2004.

FIRST REGIONAL BANCORP

By:	/s/ JACK A. SWEENEY Jack A. Sweeney, Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, the First Regional Bank 401(k) Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on this 28th day of June 2004.

FIRST REGIONAL BANK 401(k) PLAN

By:	/s/ THOMAS E. MCCULLOUGH Authorized Signatory

Power of Attorney

        Each person whose signature appears below constitutes and appoints Steven J. Sweeney and Elizabeth Thompson, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ JACK A. SWEENEY Jack A. Sweeney	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 28, 2004
/s/ ELIZABETH THOMPSON Elizabeth Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2004
/s/ LAWRENCE J. SHERMAN Lawrence J. Sherman	Director, Vice Chairman of the Board	June 28, 2004
/s/ FRED M. EDWARDS Fred M. Edwards	Director	June 28, 2004
/s/ H. ANTHONY GARTSHORE H. Anthony Gartshore	Director	June 28, 2004
/s/ GARY M. HORGAN Gary M. Horgan	Director	June 28, 2004
/s/ THOMAS E. MCCULLOUGH Thomas E. McCullough	Director	June 28, 2004
/s/ RICHARD E. SCHREIBER Richard E. Schreiber	Director	June 28, 2004

Exhibit Index

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to the section entitled "Description of First Regional Common Stock" in Pre-Effective Amendment No. 1 to the Registrant's registration statement on Form S-3 (File No. 333-114507) filed with the SEC on June 4, 2004, which section is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.
5	Favorable ruling by the Internal Revenue Service regarding the plan document.
23	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney. Reference is made to page II-9 of this Registration Statement, which power of attorney is incorporated herein by reference.

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Part II Information Required in the Registration Statement
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
Signatures
Power of Attorney
Signatures
Exhibit Index